Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

UNIFIED GROCERS, INC.

ARTICLE I

NAME

The name of the corporation is Unified Grocers, Inc. (the “Corporation”).

ARTICLE II

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code (the “California Corporations Code”). The Corporation elects to be governed by all of the provisions of the General Corporation Law of 1977 not otherwise applicable to it under Chapter 23 thereof.

ARTICLE III

CAPITAL STOCK

The total number of shares of capital stock that the Corporation will have authority to issue is 10,000 shares, all of which shall be common shares having a par value of $0.01 per share.

ARTICLE IV

BOARD OF DIRECTORS

The business and affairs of the Corporation will be managed by or under the direction of a board of directors. The directors of the Corporation will serve until the annual meeting of the shareholders of the Corporation or until their successor is elected and qualified. The number of directors of the Corporation will be such number as from time to time is fixed by, or in the manner provided in, the bylaws of the Corporation. The election of directors of the Corporation need not be by written ballot unless a shareholder demands election by ballot at the meeting and before the voting begins or unless the bylaws of the Corporation so require. Except as otherwise provided in these Amended and Restated Articles of Incorporation, each director of the Corporation will be entitled to one vote per director on all matters voted or acted upon by the board of directors.

ARTICLE V

LIMITATION OF LIABILITY; INDEMNIFICATION

The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. The Corporation is authorized to provide indemnification of agents, as defined in Section 317 of the California Corporations Code, through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors, or otherwise, to the fullest extent permissible under California law. Any repeal or modification of this Article shall only be prospective and shall not affect the rights under this Article in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VI

BYLAWS

In furtherance and not in limitation of the powers conferred by the California Corporations Code, the board of directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

ARTICLE VII

RESERVATION OF RIGHT TO AMEND ARTICLES OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in these Articles of Incorporation, and other provisions authorized by the laws of the State of California in force at the time may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon shareholders, directors, or any other persons by and pursuant to these Amended and Restated Articles of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article VII.